SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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West Pharmaceutical Services, Inc.

(Name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 26, 2005

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Dear Shareholder,

The 2005 Annual Meeting of Shareholders of West Pharmaceutical Services, Inc. will be held at the Company’s headquarters, 101 Gordon Drive, Lionville, Pennsylvania 19341, on Tuesday, April 26, 2005, at 9:30 AM, to consider and take action on the following:

1.

Election of three Class III directors: Tenley E. Albright, Donald E. Morel, Jr. and Robert C. Young, each for a term of three years; and

2.

Any other matters that properly come before the meeting.

Your Board of Directors recommends a vote “FOR” Proposal 1.

Only shareholders of record at the close of business on Friday, March 18, 2005, are entitled to notice of and to vote at the meeting or any postponement or adjournment of the meeting.

You can vote by proxy on the internet, or by dating, signing and returning the enclosed proxy in the enclosed envelope.  It is important that your shares be represented and voted, whether or not you expect to attend the meeting in person.

By Order of the Board of Directors,

JOHN R. GAILEY III
Secretary

March 24, 2005

WEST PHARMACEUTICAL SERVICES, INC.

101 Gordon Drive

Lionville, Pennsylvania 19341

2005 ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 26, 2005

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PROXY STATEMENT

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GENERAL INFORMATION ABOUT THE MEETING

Proxy Solicitation

We, the Board of Directors of West Pharmaceutical Services, Inc. (the “Company”), invite you to submit the enclosed proxy for use at the Company’s 2005 Annual Meeting of Shareholders.  The meeting will be held on Tuesday, April 26, 2005, at 9:30 AM, at the Company's headquarters, 101 Gordon Drive, Lionville, Pennsylvania 19341.  These proxy materials are being mailed on or about March 24, 2005.  The Company will pay the cost of soliciting proxies.  Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, facsimile or other electronic means.

Purpose of the Meeting

At the Annual Meeting, shareholders will act on the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors.  In addition, management will report on the performance of the Company and respond to questions from shareholders.

Shareholders Entitled to Vote

You may vote at the meeting only if you were a shareholder of record at the close of business on March 18, 2005.  If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date.  Each outstanding share of the Company’s common stock, par value $.25 per share, will be entitled to one vote on each matter considered at the meeting.

How to Vote

Shareholders of record may cast their votes by proxy by:

(1)  using the internet and voting at the website listed on the enclosed proxy card; or

(2)  signing, completing and returning the enclosed proxy card in the enclosed pre-addressed envelope.

The internet voting procedure is designed to authenticate votes cast by use of a personal identification number.  The procedure allows shareholders to appoint a proxy and provide voting instructions and to confirm that their actions have been properly recorded.  Specific instructions to be followed are set forth on the enclosed proxy card.

If you return your signed proxy card without indicating any voting instructions, the proxy holders will vote your shares according to our recommendations, which are to vote “FOR” the election of the directors named in the accompanying notice.

If you are a shareholder of record and attend the meeting, you may deliver your completed proxy card in person.  If you have shares held in “street name” (that is, through a broker or other nominee) and you wish to vote those shares at the meeting, you will need to follow the procedures of the institution that holds those shares.

Revocation of Proxies

Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with the Company’s Secretary either a notice of revocation or a duly executed proxy bearing a later date.  You may also vote in person at the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

Voting at the Meeting

A quorum is necessary to take action at the meeting.  A quorum means that shareholders of record holding at least a majority of the outstanding shares of the Company’s common stock are present, either in person or represented by proxy.  As of the record date, 31,094,103 shares of common stock were outstanding.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

Required Vote

Directors will be elected by plurality vote.  Other matters to be voted on at the meeting will be determined by a majority of the votes cast at the meeting.  Votes withheld from director nominees, abstentions and broker non-votes (that is, shares held in street name that cannot be voted by a broker on specific matters without instructions from the beneficial owner) are not considered to be “votes,” and therefore will have no effect on the outcome of the vote.

Voting on Other Matters

If other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you.  At the date this proxy statement was printed, we did not know of any other matters to be raised at the Annual Meeting.

STOCK OWNERSHIP

The Company’s Largest Shareholders

The following table contains information about persons who beneficially owned more than 5% of the issued and outstanding common stock as of December 31, 2004.  Except as indicated below, the beneficial owners have sole voting and investment power over the shares shown opposite their names.  This table was compiled from Securities and Exchange Commission (“SEC”) reports.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Franklin Advisory Services, LLC One Parker Plaza, Sixteenth Floor Fort Lee, NJ 07024	3,368,400 (1)	11.00%

Private Capital Management Bruce S. Sherman Gregg J. Powers 8889 Pelican Bay Blvd. Suite 500 Naples, FL 34108	3,280,790(2)	10.70%

Wilmington Trust Corporation 1100 North Market Street Wilmington, DE 19890	2,722,004(3)	8.90%

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(1)   Based upon information set forth in a Schedule 13G/A filing made by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC dated February 11, 2005.  Represents shares beneficially owned by one or more open or closed-end investment companies or other managed accounts, which are advised by direct and indirect investment advisory subsidiaries of FRI.  Charles B. Johnson and Rupert H. Johnson, Jr. are principal owners of FRI, and they, along with FRI and each of FRI’s advisory subsidiaries, disclaim any economic interest or beneficial ownership in any of the shares covered by the Schedule.  They disclaim the existence of a group.

(2)   Based upon information set forth in a Schedule 13G/A filing made by Private Capital Management (“PCM”), Bruce S. Sherman and Gregg J. Powers dated February 14, 2005.  The reporting persons share voting and investment power with respect to all of the shares owned.  Mr. Sherman is Chief Executive Officer of PCM, and Mr. Powers is President of PCM.  They disclaim beneficial ownership of shares held by PCM’s clients and disclaim the existence of a group.

(3)   Based on information set forth in a Schedule 13G/A filing made by Wilmington Trust Corporation (“WTC”) dated February 9, 2005.  WTC, together with its affiliates Wilmington Trust Company and Wilmington Trust Federal Savings Bank, has (i) sole voting power with respect to 1,888,394 shares, (ii) shared voting power with respect to 0 shares, (iii) sole investment power with respect to 879,240 shares and (iv) shared investment power with respect to 824,610 shares.

Stock Ownership of Directors and Executive Officers

The following table shows amounts of Company common stock beneficially owned as of March 14, 2005 by our directors, the executive officers named in the Summary Compensation Table and all directors and executive officers as a group.  The table includes shares held in participant accounts under various Company-maintained compensation and retirement plans and “stock-equivalent units” credited to directors’ accounts under the Non-Qualified Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan”).  Shares underlying stock options are treated as beneficially owned by the individual and as outstanding when computing the percentages owned by the individual and group.  All directors and officers as a group beneficially own less than 1% of the outstanding shares of common stock.

Name	Aggregate Number of Shares Beneficially Owned(1)	Options Exercisable Within 60 Days	Aggregate Number of Stock-Equivalent Units Beneficially Owned
Tenley E. Albright	37,827(2)	24,400	12,976
George W. Ebright	5,856	24,400	14,287
Steven A. Ellers	102,600	304,430	—
William J. Federici	29,168	56,150	—
Herbert L. Hugill	49,601	154,250	—
L. Robert Johnson	15,000	24,400	16,979
Robert J. Keating	22,089	82,250	—
William H. Longfield	5,000	24,400	40,000
Donald E. Morel, Jr.	150,127	641,326	—
John P. Neafsey	18,859	9,400	47,675
Anthony Welters	600	24,400	10,660
Geoffrey F. Worden	7,524	24,400	28,014
Robert C. Young	3,000	8,400	7,771
Patrick J. Zenner	—	11,400	3,052
All directors and executive officers as a group (20 persons)	622,380(1)	1,808,238	181,414

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(1)   With respect to executive officers, includes (i) shares held in participant accounts under the Company’s Savings Plan, Non-Qualified Deferred Compensation Plan for Designated Officers (the “Officer Deferred Compensation Plan”) and 2003 Employee Stock Purchase Plan (the “Stock Purchase Plan”), and (ii) restricted shares awarded under various Company incentive compensation plans as follows:

	Savings Plan	Officer Deferred Compensation Plan	Stock Purchase Plan	Restricted Shares Awarded Under Various Plans
Donald E. Morel, Jr.	765	8,040	1,676	76,900
William J. Federici	—	6,378	—	19,253
Steven A. Ellers	2,770	13,554	3,532	42,460
Robert J. Keating	—	—	1,488	13,066
Herbert L. Hugill	—	5,476	3,532	13,650
All directors and officers as a group	11,381	46,766	17,294	225,962

(2)   Includes 34,465 shares held by the Company’s charitable foundation.  Dr. Albright and Richard D. Luzzi, an executive officer of the Company, are trustees of the foundation and, in that capacity, are each deemed to be the beneficial owner of the shares held by the foundation because they share voting and dispositive power over those shares.  Dr. Albright and Mr. Luzzi disclaim any economic interest in shares held by the foundation.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and executive officers complied during 2004 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, with the exception of Robert S. Hargesheimer, who filed two different late reports relating to two different stock option exercises.  Both of the late filings were due to an administrative error of the Company.

GOVERNANCE OF THE COMPANY

Information About the Board and its Committees

The Company is governed by a Board of Directors.  The Board has established four standing committees: Audit; Compensation; Finance; and Nominating and Corporate Governance.  The Board has adopted a written charter for each committee, copies of which are posted on the Company’s website, www.westpharma.com.  A printed copy of each committee’s charter may also be obtained upon request from the Company’s Secretary.  The members of the Board of Directors and the committees of the Board on which they serve are identified below:

Director	Audit Committee	Compensation Committee	Finance Committee	Nominating and Corporate Governance Committee
Tenley E. Albright				*
George W. Ebright	*		*
L. Robert Johnson		*	*
William H. Longfield		*		**
Donald E. Morel, Jr.
John P. Neafsey		*	**
Anthony Welters		**
Geoffrey F. Worden	**			*
Robert C. Young				*
Patrick J. Zenner	*		*

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*   Member

** Chairman

Board Committee Functions

Set forth below is a summary of the functions of each committee of the Board.

Audit Committee.  The functions of the Audit Committee are to assist the Board in its oversight of (1) the integrity of the Company’s financial statements; (2) the independence and qualifications of the independent registered public accounting firm; (3) the performance of the Company’s internal audit function and of the Company’s independent registered public accounting firm; and (4) the compliance by the Company with legal and regulatory requirements.  In carrying out these responsibilities, the Audit Committee, among other things:

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Reviews and discusses the Company’s annual and quarterly financial statements with management and the independent registered public accounting firm;

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Manages the relationship between the Company and the independent registered public accounting firm, including: having sole authority for their appointment, retention and compensation; reviewing the scope of their work; approving non-audit and audit services; and confirming the independence of the independent registered public accounting firm; and

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Oversees management’s implementation and maintenance of disclosure controls and procedures and internal control over financial reporting.

The Board has determined that each member of the Audit Committee is independent within the meaning of SEC regulations, the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Corporate Governance Principles.   The Board has also determined that members of the Committee meet the financial literacy and expertise requirements of the NYSE and are each qualified as an “audit committee financial expert” within the meaning of SEC regulations.  Mr. Zenner currently serves on the audit committees of three other public companies.  The Board reviewed Mr. Zenner’s obligations as a member of the other audit committees in accordance with NYSE rules and the Company’s Corporate Governance Principles, and determined that his simultaneous service on those other audit committees does not impair his ability to effectively serve on the Company’s Audit Committee.  The Audit Committee met eleven times during 2004.

Compensation Committee.  The Compensation Committee’s responsibilities include monitoring the effectiveness of the Company’s executive compensation programs in achieving the Board’s compensation philosophy; reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation and evaluating the Chief Executive Officer’s performance against those goals and objectives; and, either as a committee or together with the other independent directors, determining and approving the Chief Executive Officer’s compensation level based on this evaluation.  The Committee also makes recommendations to us with respect to other executive compensation and incentive and equity-based compensation plans.  In overseeing the administration of those plans, the Compensation Committee approves all grants and awards to executive officers, establishes performance goals and determines whether or not such goals have been attained.  Each year, the Committee produces a report on executive compensation, which is contained in this proxy statement under the heading “Report of the Compensation Committee on Executive Compensation.”   In carrying out its responsibilities, the Committee is authorized to engage, and has engaged, outside advisors to consult with it as the Committee deems appropriate.

Each member of the Compensation Committee is independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Principles.  The Compensation Committee met six times during 2004.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee identifies qualified individuals to serve as board members; recommends nominees for director and officer positions; determines the appropriate size and composition of the Board and its committees; monitors a process to assess Board effectiveness; and considers matters of corporate governance, including developing and recommending to us a set of effective corporate governance principles applicable to the Company.   After review by the independent directors, this Committee formally recommends to us a successor to the Chief Executive Officer.

Each member of the Nominating and Corporate Governance Committee is independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Principles.  The Nominating and Corporate Governance Committee met four times during 2004.

Finance Committee.  The Finance Committee serves as our liaison with management on important financial transactions and financial-policy matters.  This Committee consults with and advises management on financial strategies, policies and procedures, acquisitions, divestitures and capital-expenditure requests.  This Committee also monitors the performance of the Company’s savings and retirement plan investment committee.  The Finance Committee met four times during 2004.

Board Meetings

The Board met eight times during 2004.  The independent directors held seven executive sessions without management.  Each director attended more than 75% of the total number of meetings of the Board and the committees on which he or she served.  Under the Company’s Corporate Governance Principles, each director is expected to attend the Annual Meeting of Shareholders unless prevented from doing so by illness or emergency.  All directors attended the 2004 Annual Meeting of Shareholders.

Determination of Independence

We adopted our Corporate Governance Principles in October 2003.  The Principles meet or exceed NYSE corporate governance listing requirements. The Principles can be found on the Company’s website at www.westpharma.com.  A printed copy may also be obtained upon request from the Company’s Secretary.

We conducted our annual review of director independence at our March 5, 2005 board meeting, during which we considered transactions and relationships between each director or any member of his or her immediate family and the Company, its subsidiaries and affiliates and members of executive management and their affiliates.  As a result of the review, we determined that all of the directors, with the exception of Dr. Morel, are independent of the Company and its management under the standards set forth in our Corporate Governance Principles and the NYSE listing standards.

The Chairman, Independent Directors

One independent director is designated as “Chairman, Independent Directors.”  The Chairman, Independent Directors confers with the Chief Executive Officer on the Board’s agenda items and information requirements.  He also calls meetings of the independent directors and presides at executive sessions of the independent directors.  Mr. Longfield is the current Chairman, Independent Directors.

Recommending Candidates for the Board of Directors

The Nominating and Governance Committee serves as our Nominating Committee.  To identify new, non-management director candidates, the Nominating Committee considers individuals suggested or recommended from a variety of sources, including members of the Nominating Committee, other members of the Board, members of management, customers, suppliers, advisors to the Board and the Company’s security holders.  The Nominating Committee has not in the past employed a third-party search firm, but it reserves the right to do so should it deem it appropriate.  All persons recommended for nomination to the Board, regardless of the source of the recommendation, are evaluated in the same manner by the Nominating Committee.

Any recommendations for director candidates should be submitted in writing to the Chairman of the Nominating Committee at the address listed below.  The written recommendation must contain or be accompanied by the following information:

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the name and address of the nominating shareholder as they appear on the Company's books;

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the number and class of shares of the Company that are beneficially owned by the nominating shareholder;

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as to each recommended nominee: (1) his or her name, age, business address and, if known, residence address, (2) his or her principal occupation or employment, (3) the number and class of the Company's securities beneficially owned by him or her, (4) information necessary to determine if such recommended nominee is an “independent director” as outlined in the Company’s Bylaws and (5) any other information regarding the recommended nominee that is required to be included in a proxy statement filed with the SEC;

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a description of all arrangements or understandings among the shareholder and each recommended nominee and any other persons pursuant to which the recommended nomination is to be made by the nominating shareholder;

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the consent of each recommended nominee to serve as a director of the Company if so elected; and

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reasons that the person recommended would be a desirable member of the Board.

We believe that diversity and a mix of backgrounds and expertise among members of the Board collectively enhances our ability to understand issues and challenges facing the Company.  The particular background, experience or expertise required in this mix may vary from time to time.

Qualifications for Board membership are described in greater detail in our Corporate Governance Principles, which are posted on the Company’s website at www.westpharma.com.  At a minimum, the Nominating Committee requires candidates with high standards of integrity and independence of judgment who can devote sufficient time to their Board responsibilities and who are free of any conflict which, in the view of the Committee, would disqualify them from Board membership.  The Nominating Committee also looks for candidates who have demonstrated significant achievement in areas such as business, academia, government or military service, public service or other professional endeavors.  Other criteria include the ability to learn the Company’s business and to master business concepts and issues.

Communicating with the Board

Shareholders can communicate with the Chairman, Independent Directors or the non-management directors as a group by sending a letter addressed as follows:

The Board of Directors
c/o John R. Gailey III
Vice President, General Counsel and Secretary
West Pharmaceutical Services, Inc.
101 Gordon Drive
Lionville, PA 19341

Communications to a particular director should be addressed to that director at the address shown above.  The Vice President, General Counsel and Secretary maintains a log of all communications received by us through this process.  Communications to specific directors are forwarded to those directors.  All other communications to us are transmitted directly to the Chairman, Independent Directors who makes the determination as to whether these messages should, in turn, be forwarded to a particular Board committee or to management for further handling.

Code of Business Conduct

We have approved a Code of Business Conduct.  Every employee, officer and director of the Company is responsible for complying with the Code.   The full text of the Code can be found on the Company’s website at www.westpharma.com.   A printed copy of the Code may also be obtained upon request from the Company’s Secretary.  There have been no waivers of the Code.

Compensation of Directors

Each director who is not an employee of the Company or any of its subsidiaries receives an annual retainer of $20,000.  The Chairman of the Audit Committee and the Chairman, Independent Directors each also receive an annual retainer of $5,000.  The chairs of the other standing committees each receive an annual retainer of $3,500.  Non-employee directors receive meeting fees of $1,500 for each board and independent director meeting and $1,000 for each committee meeting attended.

The Company maintains the Director Deferred Compensation Plan under which each non-employee director may defer some or all of his or her director’s fees.  Deferred fees are deposited each calendar quarter into either an interest-bearing account or into a stock-equivalents account.  Amounts in the interest-bearing account earn interest at the prime rate in effect on the last day of each quarter.  Amounts deposited into the stock-equivalents account are converted into common stock-equivalent units based on the fair market value of one share of the Company’s common stock on the last day of the quarter.  Upon termination of board service, the director receives a cash payment equal to the balance in the interest-bearing account and the value of the stock-equivalents account, which is determined by multiplying the number of stock-equivalents in the account by the fair market value of one share of the Company’s common stock on the date of termination.

Each non-employee director also receives an annual grant of 1,000 stock-equivalent units under the 2004 Stock-Based Compensation Plan.  These stock-equivalents are eligible for deferral and held in a separate account under the Director Deferred Compensation Plan.  When dividends are paid on common stock, additional stock-equivalents are credited to each director’s account as if those dividends were used to purchase additional shares.

In 2004, under the 2004 Stock-Based Compensation Plan, each non-employee director received a non-qualified stock option to purchase 3,200 shares of the Company’s common stock.  The option has an exercise price equal to the fair market value of the Company’s common stock on the date of grant and vests one year from the date of grant.  The option expires ten years from the date of grant.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

Management has primary responsibility for the Company’s financial-reporting process, principles and internal controls, as well as preparation of its consolidated financial statements.  The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles.  The Committee is responsible for overseeing and monitoring the Company’s accounting and auditing process on behalf of the Board.

As part of its oversight of the Company’s financial statements, the Committee has reviewed and discussed with both management and the independent registered public accounting firm all annual and quarterly financial statements before their issuance.  Management represented to the Committee that each set of financial statements reviewed had been prepared in accordance with U.S. generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Committee.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), including among other things, the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The Committee also discussed with the independent registered public accounting firm matters relating to their independence, including a review of audit and non-audit fees, and the independent registered public accounting firm provided to the Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Committee has discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits.  The Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.  In addition, the Committee reviews with management and the independent registered public accounting firm initiatives and programs designed to strengthen the effectiveness of the Company’s internal and disclosure controls structure.  In connection with its review of the Company’s 2004 audited financial statements, the Committee also reviewed and discussed with management and the independent registered public accounting firm Management’s Report on Internal Control Over Financial Reporting and the independent registered public accounting firm’s attestation of that report prior to the filing of the Company’s Annual Report on Form 10-K.

The Committee members are not employees of the Company and do not serve as accountants or auditors by profession or experts in the fields of accounting or auditing.  Therefore, the Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

Taking all of these reviews and discussions into account, and subject to the limitations on the role and responsibilities of the Committee, certain of which are referred to above, the Committee recommended that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

Geoffrey F. Worden, Chairman
George W. Ebright
Patrick J. Zenner

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is composed entirely of non-employee directors, each of whom is independent from management of the Company.  The Committee reviews and approves the compensation programs for the Chief Executive Officer and other executive management, including the executive officers named in the Compensation Table on page 13, and approves their compensation.  In the case of the Chief Executive Officer, the compensation determination made by the Committee is subject to review and approval by the other independent directors.  The Committee also oversees the administration of the Company’s incentive and equity-based compensation plans.  The Committee has retained an independent compensation consultant to assist it in its decisions.

Overview

The Committee’s philosophy is to develop executive compensation policies and practices that attract and retain the highest caliber executives and align management and shareholder interests, through increased management stock ownership.

To carry out this philosophy, it is the Committee’s practice to offer executives a competitive, market-rate base salary, plus annual incentive bonus opportunities and long-term incentive awards under the Company’s shareholder-approved incentive plan that will reward management for adding value to the business and contribute to the achievement of superior corporate performance.

It is the intention of the Compensation Committee to provide incentives to achieve the Company’s near-term and long-term financial-performance objectives.  Achievement of near-term objectives is rewarded through base salary and annual performance targets, and long-term equity-based awards are intended to focus management on the Company’s long-range goals.  In addition, long-term incentive programs are designed to provide management with the opportunity to create wealth by participating in the consistent improvement of shareholder value.  Both near-term and long-term goals are tied to key financial performance measures, including earnings growth, cash flow targets, return on invested capital and, at the division level, net sales and operating profit goals.

Prior to 2004, stock options were the primary vehicle for long-term incentive awards.  In 2004, the long-term incentive program was re-designed to include performance-vested restricted stock, as well as stock options.  These changes reflect the Committee’s position that long-term incentive compensation serves three purposes: align management and shareholder interests (through stock options that only have value if the market price of the stock rises); promote achievement of long-term performance goals (through performance-based restricted stock); and encourage executive retention (through time-vested stock options and restricted stock).

Each year, the Committee benchmarks the Company’s executive compensation by comparing the compensation of the Company’s senior management with competitive market compensation data.  The benchmarking exercise is undertaken with the assistance of the Committee’s compensation consultant, which is engaged by, and reports directly to, the Compensation Committee.  The market compensation data is compiled by the consultant from its own proprietary compensation surveys and databases, size-adjusted by the consultant to reflect the Company’s approximate revenue.

The major components of compensation are base salary, annual incentive bonuses, which are paid in a combination of cash, restricted and unrestricted shares of the Company’s common stock, and long-term equity-based incentive awards.  Total direct compensation (base salary, annual incentive bonus opportunity and long-term incentive opportunity) are targeted at the 50th percentile of comparable positions as benchmarked against the market data mentioned above, although compensation components may vary from this mid-point based on length of service, experience levels and performance evaluations.

Elements of Executive Compensation

Base Salary

The Committee annually reviews and determines the base salaries of the Chief Executive Officer and other members of senior management, with its determination of the salary of the Chief Executive Officer being subject to approval by the full Board.  In each case, the Committee takes into account market data, the executive’s performance review, experience levels and the relationship of base salary to total direct compensation.

Annual Incentive Compensation

The purpose of annual incentives is to provide a significant portion of “at-risk” compensation that is tied to the Company’s overall annual financial performance, as well as performance of the division or regional business unit.  For 2004, 65% of the bonus opportunity at the corporate level was based on an earnings-per-share (“EPS”) target, with 35% of the opportunity based on a corporate cash flow performance target.  At the division level, 25% of the bonus opportunity was based on EPS, with 75% of the payouts based on achievement of division-level financial performance targets.

Each participant’s target bonus opportunity is measured as a percentage of base salary.  For senior management other than the Chief Executive Officer this percentage ranges from 40% to 60%.  The Chief Executive Officer’s target bonus opportunity is 75% of his base salary.  A full payout is made if the performance goals are met, with higher payouts for exceeding goals and lower payouts for falling short of targets as follows:

Consolidated EPS (65% of Target Bonus Opportunity)		Cash Flow (35% of Target Bonus Opportunity)
% of Performance Achieved	% of Target Bonus Opportunity Payout	% of Performance Achieved	% of Target Bonus Opportunity Payout
Below 85%	No Payout	Below 85%	No Payout
85	50	85	50
95	83.3	92.5	75
100	100	100	100
105	116.7	115	115
110	133.3	125	125
Maximum 115%	150%	Maximum 150%	150%

At least 25% of the net, after-tax amount of senior executives’ bonuses is paid in shares of common stock (“bonus shares”), although executives may elect to have a higher percentage paid in stock.  In addition, each executive receives an additional 25% of the number of bonus shares in the form of restricted stock (“incentive shares”), which vest over a four-year period, so long as the executive retains the original bonus shares.  The balance of bonuses is paid in cash.

For 2004, the Company achieved 95.7% of its EPS target and 109% of its cash flow target for a combined payout of 93.9% of the target bonus opportunity at the corporate level.

Long-Term Incentive Compensation

Long-term incentive awards are divided evenly between stock options and performance-vested restricted stock, with the total incentive opportunity set to approximate the 50th percentile of comparable compensation based on executive compensation data developed by the Committee’s independent compensation consultant.  For purposes of determining the size of the long-term awards, the Black-Scholes method is used to determine the number of stock option shares and the number of performance-vested restricted shares is determined by reference to the fair market value of the stock on the date of grant.  Stock options vest in equal installments over a four-year period, while vesting of performance-vested restricted share awards is contingent on achievement of the performance criteria established for each of the following long-term measures: compound annual revenue growth and average return on invested capital.  The performance criteria are generally based upon the Company’s Board approved three-year business plan and goals.  The percentage of performance shares that vests in each year varies according to the achievement of the goals in each of the plan years.  No vesting occurs if the actual performance of the Company falls below 70% of the targeted performance.

Deferred Compensation Plan

U.S.-based executives may defer up to 100% of their salary and bonus, whether cash or stock, under the Company’s Non-Qualified Deferred Compensation Plan for Designated Officers (the “Officer Deferred Compensation Plan”).  The Company contributes to the plan an amount equal to 50% of the first 6% of base salary that an eligible participant defers.  Any cash compensation deferred by participants under the plan may be invested in an array of investment funds, while Company contributions, and any stock bonus deferred by the participant, are invested in shares of the Company’s common stock.  Company matching contributions vest over a five-year period.  All distributions are payable at the time of employment termination.

Compensation of the Chief Executive Officer

In April 2004, Dr. Morel’s annual base salary was set at $525,013, an increase of 5% from his prior base salary of $500,000.  The increase reflects primarily his performance, although the Committee also reviewed competitive compensation data prepared by its consultant.

Dr. Morel received an annual incentive bonus of $369,563 for 2004, representing 93.9% of his target bonus opportunity, or 70.4% of his base salary.  Dr. Morel’s bonus was paid in the form of $277,173 in cash and the award of 3,613 “bonus” shares.  He also received an award of 904 “incentive” (restricted) shares that vest over a four-year period.

During 2004, the Committee also approved a long-term incentive award to Dr. Morel consisting of an option grant of 68,000 shares and an award of 54,000 performance-vested restricted shares.  The size of the award was set to approximate the 50th percentile based on comparable compensation data.  Following these grants, the Board declared a two-for-one stock split in the form of a 100% stock dividend, and an adjustment was made to all option grants and stock awards to reflect the stock split.  Of the total grant of performance-vested restricted shares, 31,748 became vested, which represents achievement of 100% of the 2004 revenue growth target and 85.9% of the return-on-invested-capital target.

Additional Information

Stock Ownership Goals.  To further align management and shareholder interests, the Committee has developed share-ownership goals for senior management.  These goals call for executive officers to own common stock with a market value equal to specified multiples of the executive’s base salary, ranging from 200% of base salary for senior executives to 500% of base salary for the Chief Executive Officer.  The Committee would like executives to reach their goal within five to seven years of attaining their position and annually reviews each executive’s progress.

Deductible Compensation Under the Tax Laws.  Under section 162(m) of the Internal Revenue Code, a publicly held corporation such as the Company is denied a federal tax deduction for compensation in excess of $1,000,000, which is paid to its chief executive officer and its four most-highly compensated executive officers other than the chief executive officer.  “Qualified performance-based compensation” and certain other compensation are not subject to the deduction limitation.

The Board of Directors has taken action to ensure that awards of stock options, bonus and incentive shares under the Company’s incentive plans will be treated as qualified performance-based compensation and, therefore, remain tax deductible by the Company.  While there is no firm policy on whether to permit executive compensation to exceed the $1,000,000 limit, the Committee periodically monitors the compensation of Company executives and believes that no tax deductions for executive compensation will be lost in the near future.

Anthony Welters, Chairman
L. Robert Johnson
William H. Longfield
John P. Neafsey

EXECUTIVE COMPENSATION

The following tables set forth information about the compensation of the Company’s Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who served in such capacities as of December 31, 2004 (the “named executive officers”).

SUMMARY COMPENSATION TABLE

The following table shows, during each of the past three years, compensation paid to each of the named executive officers in all capacities in which they served.  In 2004 the Board declared a two-for-one stock split in the form of a 100% stock dividend and an adjustment was made to all options in the following table to reflect the stock split.

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus(1)	Other Annual Compensation		Restricted Stock Awards(2)	Number of Stock Options	All Other Compensation(3)

Donald E. Morel, Jr., Ph.D	2004	$535,789		$369,563	—		$2,763,433	136,000	$27,186
Chairman of the Board,	2003	482,902		545,510	—		—	120,000	14,480
Chief Executive Officer	2002	398,288		151,878	—		6,440	320,000	11,943
and President
William J. Federici(4)	2004	368,096		187,536	—		496,773	24,600	49,729
Vice President and	2003	121,179		171,275	—		—	100,000	2,835
Chief Financial Officer
Steven A. Ellers	2004	319,869		195,197	—		1,101,450	53,400	21,038
President, Pharmaceutical	2003	296,394		229,524	—		—	80,000	8,885
Systems Division	2002	280,010		92,626	—		3,829	—	8,394
Robert J. Keating(6)	2004	319,125	(6)	172,006	186,252	(5)(6)	341,947	17,000	92,230	(6)
President, Europe and Asia	2003	279,573	(6)	214,066	165,268	(6)	—	50,000	74,426	(6)
Pacific, Pharmaceutical	2002	205,318	(6)	57,624	185,195	(6)	1,759	16,000	38,501	(6)
Systems Division
Herbert L. Hugill	2004	246,656		118,409	—		347,304	17,000	17,512
President of the Americas,	2003	228,737		157,437	—		—	50,000	6,859
Pharmaceutical Systems	2002	216,613		61,601	—		2,436	—	6,496
Division

——————

(1)    The Bonus column includes the value of any bonus (unrestricted) shares awarded under Company plans, but not the value of any incentive (time-vested restricted) shares.  Incentive share awards for these years are reflected in the Restricted Stock Awards column.  Bonuses are paid in the fiscal year following the fiscal year in which they are earned.

(2)    The Restricted Stock Awards column includes the value of any incentive (time-vested restricted) shares and performance-vested restricted shares (including any performance-vested restricted shares deferred under the Officer Deferred Compensation Plan) awarded under the Company’s incentive-compensation plans.  Incentive stock awards are made in the fiscal year following the fiscal year in which they are earned.  Incentive stock awards vest 25% per year for four years from the date of grant.  Dividends are paid on incentive stock and reinvested in additional shares of common stock.  Vesting of performance-vested restricted share awards are contingent on the achievement of annual revenue growth goals and average return-on-invested-capital goals over a three-year period.  The percentage of performance-vested restricted shares that vests in each year varies according to the achievement of the goals for that year.  No vesting occurs if the actual performance of the Company falls below 70% of the targeted performance.  Dividends accrue on the performance-vested restricted shares and will be paid based on the percentage of shares that vest and may be settled in cash or stock at the Compensation Committee’s discretion.

The following table contains information on all of the restricted stock (incentive shares and performance-vested restricted share awards) held by the named executive officers at December 31, 2004.  Values are determined by multiplying the number of shares by $25.03, the December 31, 2004 closing price per share of the common stock.

Name	Total Number of Restricted Shares Held	Current Market Value of Restricted Shares Held

Donald E. Morel, Jr.	111,540	$2,791,868
William J. Federici	19,847	496,773
Steven A. Ellers	44,751	1,120,123
Robert J. Keating	13,843	346,503
Herbert L. Hugill	14,339	358,918

(3)    For each of the named executive officers, individual components of All Other Compensation for 2004 includes the following:

Name	Company Dividend Match Under Savings Plan	Company Contributions Under Officer Deferred Compensation Plan	Value of the Discount Under the Company’s Employee Stock Purchase Plan	Company Premium Payments for Long-Term Disability Insurance

Donald E. Morel, Jr.	$319	$16,067	$6,698	$4,100
William J. Federici	—	—	—	3,118
Steven A. Ellers	577	9,590	6,698	3,612
Robert J. Keating	—	—	6,698	—
Herbert L. Hugill	—	7,395	6,698	3,418

For Mr. Federici, the 2004 amount also includes a $17,445 payment to cover relocation expenses and a $29,166 relocation bonus.  For Mr. Keating, the 2004 amount includes $85,532 of Company contributions to the purchase of private retirement benefits as he is employed overseas and is not eligible to participate in the Company’s Savings Plan and Officer Deferred Compensation Plan.

For 2003 and 2002, the amounts represent: for Dr. Morel, Mr. Ellers and Mr. Hugill, Company contributions under the Officer Deferred Compensation Plan; and for Mr. Keating, Company contributions to the purchase of private retirement benefits.  The 2003 amount for Mr. Federici represents Company-paid relocation expenses.

(4)    Information is provided only for fiscal years during which the individual served as an executive officer of the Company.  Mr. Federici became an executive officer in August 2003.

(5)    Includes a $43,682 overseas premium payment and a $106,586 cost-of-living allowance payment.

(6)    Mr. Keating became an executive officer in April 2002.   Amounts for all columns except the bonus have been converted to U.S. Dollars as follows:

Year	Currency Conversion	Translation Rate
2004	Euros	1.36
2003	Euros	1.26
2002	Euros	1.04
	Australian Dollars	.56

Stock Option Grants

This table shows all options to purchase common stock granted to each of the named executive officers in 2004 and the potential value of such grants at stock price appreciation rates of 5% and 10%, compounded annually over the maximum ten-year term of the options.  The assumed annual appreciation rates of 5% and 10% are required to be disclosed by SEC rules and are not intended to forecast possible future appreciation, if any, in our stock price.

OPTION GRANTS DURING 2004

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Shares Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in 2004	Exercise Price ($/Share)(2)	Expiration Date	5%	10%
Donald E. Morel, Jr	136,000	24.61	$19.36	5/5/14	$1,656,282	$4,197,343
William J. Federici	24,600	4.45	19.36	5/5/14	299,592	759,225
Steven A. Ellers	53,400	9.66	19.36	5/5/14	650,334	1,648,074
Robert J. Keating	17,000	3.08	19.36	5/5/14	207,035	524,667
Herbert L. Hugill	17,000	3.08	19.36	5/5/14	207,035	524,667

__________

(1)    Option grants have a ten-year term and first become exercisable one year after the date of grant.

(2)    The exercise price represents the average of the highest and lowest reported sale price on the date of grant.  The exercise price (and any applicable withholding taxes) may be paid in cash, shares of common stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure under which the option holder provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

Option Exercises and Values for 2004

This table shows how many stock options were exercised by each of the named executive officers in 2004, and the number and value of their unexercised options as of December 31, 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND 2004 YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Unexercised Options at 12/31/04		Value of Unexercised In-the-Money Options at 12/31/04($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable

Donald E. Morel, Jr.	62,674	$419,640	507,326	376,000	$5,973,042	$3,497,584
William J. Federici	—	—	50,000	74,600	576,000	715,359
Steven A. Ellers	20,000	175,300	316,000	77,400	3,764,335	590,854
Robert J. Keating	6,000	17,268	78,000	17,000	1,004,535	96,305
Herbert L. Hugill	14,000	43,575	138,000	29,000	1,729,636	240,477

——————

(1)     The dollar amounts shown under the Exercisable and Unexercisable columns of this heading represent the number of exercisable and unexercisable options, respectively, multiplied by the difference between the closing price of the Company’s common stock on December 31, 2004 ($25.03) and the exercise price of the options.

Retirement Plan

The West Pharmaceutical Services, Inc. Employees' Retirement Plan (the "Plan") is a noncontributory, qualified defined benefit plan maintained for all eligible salaried and hourly employees of the Company.   Salaried employees of the Company become eligible for the Plan on the first day of the month following the date the employee has completed one hour of service.  The benefit formula for salaried employees is based primarily on the participant's credited years of service and average annual compensation (including base salary, overtime, cash or stock bonuses and other cash remuneration).  Average annual compensation is defined as the average of a participant's five highest consecutive calendar years of compensation during the participant's last ten calendar years of service or the average of a participant's compensation for the last 60 months of service.  Retirement benefits are non-forfeitable after five years of vesting service.  Although age 65 is the Plan's normal retirement age, participants who have attained age 55 and have completed 10 years of service are eligible for early retirement benefits on an actuarially reduced basis.

In 2004, the annual limit on compensation was $205,000 and the limit on annual benefit payments under a defined benefit plan was $165,000.  To provide additional retirement benefits to key salaried employees, the Company maintains the West Pharmaceutical Services, Inc. Supplemental Employee Retirement Plan, a non-qualified, unfunded plan, which provides benefits in excess of the aforementioned limits.

The following table illustrates estimated annual retirement benefits payable under the qualified and non-qualified plans at normal retirement (age 65).  The estimated benefits are computed as straight-life annuity amounts and are stated before reduction for social security.

Retirement Plan Table

	Estimated Annual Retirement Benefits Years of Pension Plan Participation
Five-Year Average Annual Earnings	15	20	25	30	35

$200,000	$ 57,000	$ 76,000	$ 95,000	$100,000	$105,000
250,000	71,250	95,000	118,750	125,000	131,250
300,000	85,500	114,000	142,500	150,000	157,500
400,000	114,000	152,000	190,000	200,000	210,000
500,000	142,500	190,000	237,500	250,000	262,500
600,000	171,000	228,000	285,000	300,000	315,000
650,000	185,250	247,000	308,750	325,000	341,250
700,000	199,500	266,000	332,500	350,000	367,500
750,000	213,750	285,000	356,250	375,000	393,750
800,000	228,000	304,000	380,000	400,000	420,000
850,000	242,250	323,000	403,750	425,000	446,250
900,000	256,500	342,000	427,500	450,000	472,500
950,000	270,750	361,000	451,250	475,000	498,750

As of December 31, 2004, the credited full years of service for the named executive officers were as follows: Dr. Morel — 12 years; Mr. Federici —  1 year; Mr. Ellers — 21 years; and Mr. Hugill — 4  years.  Mr. Keating is an overseas employee and is not eligible to participate in the Plans.

Equity Compensation Plans

The following table sets forth information, as of December 31, 2004, about the grants of stock options, restricted stock or other rights under all of the Company’s equity compensation plans.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders(1)	4,244,056(2)	$19.37	4,875,645(3)
Equity compensation plans not approved by security holders	—	—	—
Total	4,244,056	19.37	4,875,645

_____________________

(1)    These plans are the 2004 Stock-Based Compensation Plan, the 1998 Key Incentive Compensation Plan, as amended (the “1998 Employee Incentive Plan”), the 1999 Non-Qualified Stock Option Plan for Non-Employee Directors (the “Director Option Plan”) and the Long Term Incentive Plan, as amended (the “LTIP”).

(2)    Includes 552,600 outstanding options under the 2004 Stock-Based Compensation Plan, 2,582,656 outstanding options under the 1998 Employee Incentive Plan which was terminated in 2004, 150,000 outstanding options under the Director Option Plan which was terminated in 2004, as well as 958,800 outstanding stock options granted under the LTIP which was terminated in 1998.  No future grants or awards may be made under the terminated plans.  Does not include stock-equivalent units granted to directors under the Stock-Equivalents Plan or credited to directors under the Director Deferred Compensation Plan because such units are settled only in cash and do not involve the issuance of any option, warrant or right to acquire the Company’s common stock or other securities.

(3)    Represents 2,757,415 shares reserved under the Company’s 2003 Employee Stock Purchase Plan, 2,068,500 shares remaining available for issuance under the 2004 Stock-Based Compensation Plan and 49,730 shares available for issuance under the LTIP. The estimated number of shares that could be issued for the current period from the 2003 Employee Stock Purchase Plan is 994,000.  This number of shares is calculated by multiplying the 2,000 share per offering period per participant limit by 472, the number of current participants in the plan.

Employment and Other Agreements

Employment Agreement

Dr. Morel serves as Chief Executive Officer pursuant to an employment agreement entered into on April 30, 2002.  Under the agreement, his annual base salary is $525,012, subject to review according to the Company’s compensation-review policies.  The agreement entitles him to participate in the Company’s annual and long-term incentive compensation plans.  The Company may terminate his employment by giving two years’ prior notice, or earlier upon his death, due to a disability that prevents him from performing his duties for a 90-day period within any 360-day period, or is likely to persist for 90 consecutive days, or for “cause,” which is defined as a conviction of a felony, willful failure to perform the duties of his position, gross negligence or willful misconduct.  The Company may terminate his employment other than for cause, or due to death or disability, but if it does so, he will be entitled to receive a lump sum equal to two years’ salary and bonus.  In addition, if his employment is terminated following a change in control, Dr. Morel will be entitled to receive the severance compensation described below.

Severance Agreements

The Company has entered into agreements with each of the named executive officers that provide benefits if their employment is terminated following a change in control of the Company.  These agreements are designed to assist the Company in attracting and retaining highly qualified executives and to help ensure that, if the Company is faced with an unsolicited tender offer proposal, our executives will continue to manage the Company without being unduly distracted by the uncertainties of their personal affairs and thereby will be better able to assist in evaluating such a proposal in an objective manner.

Each executive is entitled to receive severance compensation under his or her agreement if, within two years following a change in control of the Company, he or she resigns following a constructive termination of his or her employment or his or her employment is terminated by the Company other than by reason of death, disability, willful misconduct or normal retirement.  The agreement also permits the executive to receive severance upon a voluntary resignation taken during a one-time, 30-day period beginning 12 months following the change in control.  The severance compensation includes the immediate vesting of the executive’s interest, if any, in the Company’s employee-benefit plans, continuing salary and bonus payments at the level prior to termination and continuation of certain health and welfare benefits for up to three years following termination.  Each agreement prohibits the executive from being employed by any competitor of the Company or competing with the Company in any part of the United States (any market or territory, in the case of Dr. Morel) for up to one year (two years, in the case of Dr. Morel) following employment termination for any reason.  The payment of severance compensation is not conditioned upon the executive seeking other employment and is not subject to reduction if the executive secures other employment consistent with the agreement.

A “change in control” under the agreements is defined generally as any such event that requires a report to the SEC, but includes any acquisition or other transaction that results in a change in ownership of more than 50% of the Company’s stock or a change in the majority of the Board over a two-year period that is not approved by at least two-thirds of the directors.

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the cumulative total return to holders of the Company’s common stock with the cumulative total return of the Standard & Poor’s Small Cap 600 Index and of a Company-selected peer group for the five years ended December 31, 2004.  Cumulative total-return-to-shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus the per-share price change for the period by the share price at the beginning of the period.  The Company’s cumulative shareholder return is based on an investment of $100 on December 31, 1999 and is compared to the cumulative total return of the Small Cap 600 Index and peer group over the period with a like amount invested.

The peer-group companies were selected by the Company based principally on nature of business, revenues, market complexity, products and manufacturing, employee base, technology base, market share, type of customer and customer relationship. The peer-group is composed of Cambrex Corp., AptarGroup, Inc., Alaris Medical Systems, Inc., Viasys Healthcare Inc., Andrx Corp. and Nektar Therapeutics, Inc. (formerly Inhale Therapeutic Systems, Inc.).

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes.  Each year, the directors in one class are elected to serve a three-year term.  We may increase or decrease the size of the Board, elect directors to fill vacancies on the Board and assign directors to a class.  Pursuant to that authority, in March 2005 we moved Robert C. Young to Class III from Class I to fill a vacancy created by the departure of John W. Conway, and reduced the size of the Board to 10 directors from 11.

We have nominated Tenley E. Albright, Donald E. Morel, Jr. and Robert C. Young, for election as Class III directors at the 2005 Annual Meeting.  The nominees have all agreed to be named and to serve if elected.  If any nominee becomes unavailable, which we do not expect, our Nominating and Corporate Governance Committee will recommend to us a replacement nominee.  We may then designate the other nominee to stand for election.  If you voted for the unavailable nominee, your vote will be cast for his replacement.

Class III Nominees For Terms to Expire in 2005

Tenley E. Albright, M.D. Age 69 Director since 1993

Dr. Albright is a physician and surgeon, a faculty member at Harvard Medical School and is Chairman of Western Resources, Inc. (a real estate holding company).  She serves on the boards of State Street Bank and Trust Company, State Street Corporation, and the Whitehead Institute for Biomedical Research.  She is Consultant to, and formerly Chairman of, the Board of Regents of the National Library of Medicine at the National Institutes of Health.  She is a member of the corporation of Woods Hole Oceanographic Institution and of the New England Baptist Hospital where she is also on the surgical staff.

Donald E. Morel, Jr., Ph.D. Age 47 Director since 2002

Dr. Morel has been Chairman of the Board of the Company since March 2003 and President and Chief Executive Officer since April 2002.  He was the Company’s President and Chief Operating Officer from May 2001 to April 2002, Division President, Drug Delivery Systems from October 1999 to May 2001, Group President from April 1998 to October 1999, and prior thereto, Vice President, Scientific Services.

Robert C. Young, M.D. Age 65 Director since 2002

Dr. Young is President of Fox Chase Cancer Center.  He is a member of the National Cancer Policy Board at the Institute of Medicine and Chairman of the Board of Scientific Advisors of the National Cancer Institute.  Dr. Young also is a Past President of the American Cancer Society.

We recommend a vote “FOR” these nominees.

Class I Directors Whose Terms Expire in 2006

William H. Longfield Age 66 Director since 1995

Mr. Longfield is the retired Chief Executive Officer and Chairman of the Board of C. R. Bard, Inc., a medical device manufacturer, where he continues to serve as director.   He is also a director of Manor Care, Inc., Horizon Health Corporation and Applera Corporation.  He is a trustee of Atlantic Health System.

Anthony Welters Age 50 Director since 1997

Mr. Welters is President and Chief Executive Officer of AmeriChoice Corporation, a managed health-care services holding company, and its predecessor companies where he also served as Chairman until September 2002.  Mr. Welters is a director of C. R. Bard, Inc., Health Care Leadership Council, New York University School of Law, the National Board of the Smithsonian Institution and is Chair of Morehouse School of Medicine.  Mr. Welters is a trustee of the NYU School of Medicine, the NYU Hospitals Center and the Library of Congress, and a Council Member of the National Museum of African American History and Culture.

Patrick J. Zenner Age 58 Director since 2002

Mr. Zenner is the retired President and Chief Executive Officer of Hoffmann-La Roche Inc.  Mr. Zenner is a member of the Board of Directors of ArQule, Inc., Dendrite International, Inc., Praecis Pharmaceuticals Incorporated, Geron Corporation, Exact Sciences Corporation, First Horizon Pharmaceutical Corporation, Xoma Ltd. and CuraGen Corporation.

Class II Directors Whose Terms Expire in 2007
George W. Ebright Age 66 Director since 1992

Mr. Ebright is the retired Chairman of the Board and Chief Executive Officer of Cytogen Corp., a biotechnology pharmaceutical company, and prior to that, retired as President and Chief Operating Officer of SmithKline Beecham.  He is a director of Nabi and Arrow International Incorporated.

L. Robert Johnson Age 63 Director since 1989

Mr. Johnson is Managing Partner of Founders Capital Partners, a venture capital group.  He is a director of CrystalVoice Communications, Inc. and Chairman of the Board of HealthBanks Inc.  Mr. Johnson is a member of the Corporation of the Massachusetts Institute of Technology and a trustee of the Scholarship Foundation of Santa Barbara.

John P. Neafsey Age 65 Director since 1987

Mr. Neafsey is President of JN Associates, an investment consulting firm.  He is Chairman of the Board of Alliance Resources, LP, Constar, Inc. and NES Rentals, Inc., a trustee emeritus and presidential counselor of Cornell University and an overseer of Weill/Cornell Medical College.

Geoffrey F. Worden Age 65 Director since 1993

Mr. Worden is President of South Street Capital, Inc., a consulting and investment company.  Mr. Worden is a director of Princess House, Inc. and the New York City Outward Bound Center.  He is a trustee and member of the Executive Committee of Outward Bound USA.

AUDIT AND NON-AUDIT FEES

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2004 and December 31, 2003, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2004	2003
Audit Fees(1)	$1,376,000	$720,267
Audit-Related Fees	-0-	30,000	(2)
Tax Fees(3)	684,700	584,914
All Other Fees(4)	1,400	1,400
Total	$2,062,100	$1,336,581

——————

(1)    For 2004, consists of fees associated with the 2004 integrated audit of the consolidated financial statements and of management’s assessment of the effectiveness of internal controls over financial reporting.  For 2003, consists of the 2003 audit of the consolidated financial statements.  Also includes for both periods, fees associated with statutory audits, consents and the review of documents filed with the SEC.

(2)    Consists principally of completion of benefit plan audits.

(3)    Includes tax compliance, tax advice and tax planning.

(4)    Consists principally of the cost of accounting research software offered by the independent registered public accounting firm.

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP, the principal independent registered public accounting firm during 2004, was compatible with maintaining auditor independence.

AUDIT COMMITTEE POLICY ON APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee pre-approves all audit and non-prohibited, non-audit services provided by the Company’s independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  The Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm.  Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Committee.  The term of any pre-approval is 12 months from the date of pre-approval, unless the Committee specifically provides for a different period.   Pre-approval fee levels for all services to be provided by the independent registered public accounting firm are established periodically by the Audit Committee and are set forth in the policy.   Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Committee.

Audit Services.

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Committee.  The Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.  In addition, the Committee has pre-approved the following services:  statutory audits or financial audits for subsidiaries or affiliates of the Company; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents) and assistance in responding to SEC comment letters.

Audit-Related Services.  Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent registered public accounting firm.  The Committee has pre-approved the following audit-related services:  due-diligence services pertaining to potential business acquisitions/dispositions;  financial statement audits of employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; internal control reviews and assistance with internal control reporting requirements; consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies; and attest services not required by statute or regulation.   All other audit-related services not listed above must be separately pre-approved by the Committee.

Tax Services.  The Committee will not permit the retention of the independent registered public accounting firm in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Code and related regulations.  The Committee has pre-approved the following tax services:  U.S. federal, state and local tax planning and advice and compliance; international tax planning and advice and compliance; review of federal, state, local and international income, franchise and other tax returns; and licensing of income tax preparation software from the independent registered public accounting firm, provided the functionality is limited to preparation of tax returns.  All tax services involving large and complex transactions not listed above must be separately pre-approved by the Committee.

All Other Services.  The Committee may grant pre-approval to those permissible non-audit services classified as “all other services” that it believes are routine and recurring services and would not impair the independence of the auditor.  At this time, the Committee has not granted pre-approval of any other services.  Therefore, any other services are subject to the separate pre-approval of the Committee.

The Audit Committee will periodically revise the pre-approved services and may delegate pre-approval authority to one or more of its members.  Such member will report any pre-approval decisions to the Committee at its next scheduled meeting.  With respect to each proposed pre-approved service, the independent registered public accounting firm must provide detailed back-up documentation to the Committee regarding the specific services to be provided.

OTHER INFORMATION

The Audit Committee reappointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005.  A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders.

SHAREHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING

Under the Company's Bylaws, any shareholder who desires to present a proposal for consideration at the 2006 annual meeting must deliver timely written notice to the Company's Secretary, 101 Gordon Drive, Lionville, Pennsylvania 19341.  In lieu of delivering to the Secretary, the notice may be mailed to the Secretary by certified mail, return receipt requested, at the same address.  To be timely, the notice must be received not later than November 26, 2005.  The notice must contain or be accompanied by the following as to each matter the shareholder proposes to bring before the annual meeting:

•

A brief description of the business to be brought before the annual meeting and the reasons for conducting the business at the meeting;

•

The name and record address of the shareholder proposing the business as they appear on the Company's books;

•

The number and class of the Company’s shares beneficially owned by the shareholder; and

•

Any material interest of the shareholder in the business.

You may obtain a copy of the Bylaw provisions relating to the requirements for making shareholder proposals or nominations by contacting the Company's Secretary, 101 Gordon Drive, Lionville, Pennsylvania 19341.

ANNUAL MEETING OF SHAREHOLDERS OF

WEST PHARMACEUTICAL SERVICES, INC.

April 26, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVERLOPE. PLEASE MARK YOUR VOT IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of 3 Class III Directors

NOMINEES:

☐ FOR ALL NOMINEES

¡ Tenley E. Albright

¡ Donald E. Morel, Jr.

☐ WITHHOLD AUTHORITY

¡ Robert C. Young

     FOR ALL NOMINEES

☐ FOR ALL EXCEPT

     (See Instructions Below)

INSTRUCTIONS:

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2. In their discretion, the Proxies are authorized to vote  upon such other matters as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voter FOR Proposal 1.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date	Signature of Shareholder	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

PROXY

WEST PHARMACEUTICAL SERVICES, INC.

101 Gordon Drive, Lionville, Pennsylvania 19341

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John R. Gailey III and William J. Federici as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on March 18, 2005, at the Annual Meeting of Shareholders to be held on April 26, 2005 or any postponement or adjournment thereof.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this Proxy will be voted FOR Proposal 1.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

WEST PHARMACEUTICAL SERVICES, INC.

April 26, 2005

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVERLOPE. PLEASE MARK YOUR VOT IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of 3 Class III Directors

NOMINEES:

☐ FOR ALL NOMINEES

¡ Tenley E. Albright

¡ Donald E. Morel, Jr.

☐ WITHHOLD AUTHORITY

¡ Robert C. Young

     FOR ALL NOMINEES

☐ FOR ALL EXCEPT

     (See Instructions Below)

INSTRUCTIONS:

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

2. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voter FOR Proposal 1.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder	Date	Signature of Shareholder	Date

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.